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Exhibit 11

NEENAH PAPER, INC. AND SUBSIDIARIES
STATEMENT REGARDING THE COMPUTATION OF
EARNINGS PER SHARE
(Dollars in millions, except share and per share amounts)

Earnings (loss) per basic common share

	Year Ended December 31,
	2011	2010	2009
Income (loss) from continuing operations	$29.3	$25.0	$(1.8)
Distributed and undistributed amounts allocated to participating securities (a)	(0.7)	(0.1)	—

Income (loss) from continuing operations available to common stockholders	28.6	24.9	(1.8)
Income (loss) from discontinued operations, net of income taxes	(0.2)	134.1	0.6
Distributed and undistributed amounts allocated to participating securities (a)	—	(0.6)	—

Net income (loss) available to common stockholders	$28.4	$158.4	$(1.2)

Weighted-average basic shares outstanding	14,974	14,744	14,655

Basic earnings per share
Continuing operations	$1.91	$1.69	$(0.12)
Discontinued operations	(0.01)	9.05	0.04

	$1.90	$10.74	$(0.08)

Earnings (loss) per diluted common share

	Year Ended December 31,
	2011	2010	2009
Income (loss) from continuing operations	$29.3	$25.0	$(1.8)
Distributed and undistributed amounts allocated to participating securities (a)	(0.8)	(0.1)	—

Income (loss) from continuing operations available to common stockholders	28.5	24.9	(1.8)
Income (loss) from discontinued operations, net of income taxes	(0.2)	134.1	0.6
Distributed and undistributed amounts allocated to participating securities (a)	—	(0.6)	—

Net income (loss) available to common stockholders	$28.3	$158.4	$(1.2)

Weighted-average basic shares outstanding	14,974	14,744	14,655
Add: Assumed incremental shares under stock compensation plans	675	768	—

Weighted average diluted shares	15,649	15,512	14,655

Earnings (Loss) Per Common Share
Diluted earnings per share
Continuing operations	$1.82	$1.61	$(0.12)
Discontinued operations	(0.01)	8.60	0.04

	$1.81	$10.21	$(0.08)

(a)
In accordance with ASC Topic 260, for the years ended December 31, 2009 undistributed losses have been entirely allocated to common stockholders due to the fact that the holders of participating securities are not contractually obligated to share in the losses of the Company.

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  Exhibit 11